Exhibit 3.2

[The bylaws of Lockheed Martin Corporation were amended on

June 23, 2011. This version of the bylaws has been marked

to show the changes effected by those amendments.]

BYLAWS

OF

LOCKHEED MARTIN CORPORATION

(Incorporated under the laws of Maryland, August 29, 1994, and herein referred to as the “Corporation”)

ARTICLE I

STOCKHOLDERS

Section 1.01. ANNUAL MEETINGS. The Corporation shall hold an annual meeting of stockholders for the election of directors and the transaction of any other business as is within the powers of the Corporation and is properly brought before the meeting at such date and time as shall be determined by the Board of Directors. Failure to hold an annual meeting at the designated time shall not, however, invalidate the corporate existence or affect otherwise valid corporate acts.

Section 1.02. SPECIAL MEETINGS.

(a) Call of Special Meeting. At any time in the interval between annual meetings, special meetings of the stockholders may be called by the Chairman of the Board, the Chief Executive Officer or the President, or by the Board of Directors or the Executive Committee. Subject to the provisions of this Section 1.02, special meetings of stockholders also shall be called by the Secretary of the Corporation for the purpose of acting upon any matter that properly may be considered at a meeting of stockholders upon the written request of (i) a person who, individually, is the beneficial owner of shares of capital stock of the Corporation entitled to cast ten percent (10%) or more of the votes entitled to be cast at the meeting, or (ii) persons who, in the aggregate, are the beneficial owners of shares of capital stock of the Corporation entitled to cast twenty-five percent (25%) or more of the votes entitled to be cast at the meeting.

(b) Stockholder Special Meeting Requests. Any person or persons who beneficially own shares of the capital stock of the Corporation and who seek a special meeting of stockholders in accordance with subsection (a) of this Section 1.02 (collectively, “Stockholder Proponents”) shall deliver a written notice to the Secretary of the Corporation at the principal executive offices of the Corporation that sets forth (i) the name and address of the Stockholder Proponents and any Associated Person, the class and number of shares of capital stock of the Corporation that are beneficially owned by the Stockholder Proponents and any Associated Person, and, if the Stockholder Proponents are not stockholders of record, satisfactory written evidence of the Stockholder Proponents’ beneficial ownership of such shares of capital stock of the Corporation, (ii) a description of the business desired to be brought before the special meeting, the reasons for proposing such business at the meeting and any interest in such business of the Stockholder Proponents or any Associated Person (including any anticipated benefit to the Stockholder Proponents or any Associated Person therefrom), (iii) a description of (A) any agreement, arrangement or understanding (including and derivative or short position, profits interests, options, hedging transactions, borrowing or lending of securities or proxy or voting agreements) in effect at the time of the giving of the notice or at any time during the six (6) month period then ending, by or on behalf of the Stockholder Proponents or any Associated Person, the effect or intent of which is to manage risk or benefit from changes in the price of any securities issued by the Corporation, or to increase or decrease the voting power of any such person in respect of securities issued by the Corporation, or (B) any direct or indirect economic interest of the Stockholder Proponents or any Associated Person in the Corporation (including by virtue of an existing or prospective commercial or contractual relationship with the Corporation), other than an interest arising solely out of the ownership of securities issued by the Corporation, and (iv) all other information relating to the Stockholder Proponents or any Associated Person that would be required to be disclosed in connection with the solicitation of proxies for the matters proposed to be considered at the special meeting of stockholders pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any Stockholder Proponent may revoke his, her or its request for a special meeting of stockholders at any time by written notice delivered to the Secretary of the Corporation. In the event a written revocation or revocations have been delivered to the Secretary of the Corporation such that the requirements of subsection (a) of this Section 1.02 no longer are satisfied with respect to the applicable stockholder request for a special meeting, (i) if the notice of the special meeting has not been mailed to the stockholders of the Corporation in accordance with Section 1.04, the Secretary shall refrain from delivering the notice of the meeting and shall send to all other Stockholder Proponents a written notice of the revocation of the request for a special meeting, and (ii) if the notice of the special meeting has been mailed to the stockholders of the Corporation in accordance with Section 1.04, (A) the Secretary may revoke the notice of the meeting, (B) the chairman of the meeting may call the meeting to order on the date and at the time of the special meeting and upon his or her own motion, without any action of the stockholders, adjourn the meeting without acting on the matter or matters to be considered at the meeting, or (C) the Corporation, in its discretion, may proceed with the special meeting. Any request for a special meeting received after a notice to the Stockholder Proponents under clause (i) of the preceding sentence or after a revocation by the Secretary of a notice of the meeting under clause (ii)(A) of the preceding sentence shall be considered a request for a new special meeting of stockholders.

(c) Obligation to Proceed with Stockholder Requested Special Meeting. In determining whether a request for a special meeting by the stockholders of the Corporation is valid, multiple special meeting requests will not be considered part of a single request for a special meeting for purposes of the requirement set forth in clause (ii) of the second sentence of subsection (a) of this Section 1.02.

Upon receipt of a proper request from Stockholder Proponents for the holding of a special meeting, the Secretary shall inform the Stockholder Proponents of the reasonably estimated cost of preparing and mailing the notice of the meeting (including the related proxy materials). The Secretary shall not be required to call a special meeting upon stockholder request unless and until the Stockholder Proponents have paid the reasonably estimated cost of preparing and mailing the notice of the meeting (including the related proxy materials) as determined by the Secretary.

Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter that is substantially the same as a matter voted on at any meeting of stockholders of the Corporation held during the preceding twelve (12) months.

(d) General. For purposes of this Section 1.02, “beneficial ownership” (and the correlative term, “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

For purposes of this Section 1.02, “Associated Person” shall have the meaning set forth in Section 1.10(c).

Notwithstanding the foregoing provisions of this Section 1.02, a Stockholder Proponent also shall comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.02.

Section 1.03. PLACE OF MEETINGS. All meetings of stockholders shall be held at such place inside or outside of the United States as determined by the Board of Directors and designated in the notice of meeting.

Section 1.04. NOTICE OF MEETINGS. Not less than thirty (30) days nor more than ninety (90) days before the date of every stockholders’ meeting, the Secretary shall give to each stockholder entitled to vote at such meeting and each other stockholder entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by the Maryland General Corporation Law, the purpose or purposes for which the meeting is called, either by mail or by presenting it to him or her personally or by leaving it at his or her residence or usual place of business, by electronic transmission, or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at his or her post office address as it appears on the records of the Corporation, with postage thereon prepaid. The Corporation may give a single notice to stockholders who share an address. The single notice shall be effective as to all stockholders sharing the address if the Corporation gives notice to such stockholders of its intent to give a single notice and the stockholders either consent to receiving a single notice or fail to object to receiving a single notice within sixty (60) days after the Corporation gives notice of its intent to give a single notice. Notwithstanding the foregoing provision for notice, a waiver of notice in writing, signed by the person or persons entitled to such notice and filed with the records of the meeting, whether before or after the holding thereof, or actual attendance at the meeting in person or by proxy, shall be deemed equivalent to the giving of such notice to such persons. Any meeting of stockholders, annual or special, ~~may adjourn~~(i) prior to being convened, may be postponed from time to time to a time and date not more than one-hundred twenty (120) days after the original record date at the same place or some other place, or (ii) after being convened, may be adjourned from time to time without further notice to a time and date not more than one-hundred twenty (120) days after the original record date at the same or some other place. Notice of postponement of a meeting of stockholders shall be given by the Secretary in any manner sufficient for notice of the meeting as contemplated by this Section 1.04.

Section 1.05. CONDUCT OF MEETINGS. Each meeting of stockholders shall be conducted in accordance with such rules and procedures as the Board of Directors may determine subject to the requirements of applicable law and the Charter. The Chairman of the Board or in the absence of the Chairman of the Board the Lead Director, or in the absence of the Chairman of the Board and the Lead Director, the person designated in writing by the Chairman of the Board, or if no person is so designated, then a person designated by the Board of Directors, shall preside as chairman of the meeting; if no person is so designated, then the stockholders shall choose a chairman by a majority of all votes cast provided that a quorum is present at the meeting. To the extent the Board of Directors does not establish rules or procedures for the conduct of a meeting or the rules or procedures established by the Board of Directors do not address a particular matter, the chairman of the meeting shall have the sole right and authority to determine the rules or procedures to be applied at the meeting and to take action as chairman of the meeting as he or she deems necessary or appropriate, in his or her discretion and without any action of the stockholders, including (i) restricting admission to the meeting to the time set in the notice of the meeting for commencement of the meeting, (ii) restricting attendance at the meeting to stockholders of record of the Corporation, duly authorized proxies of stockholders of record of the Corporation and such other individuals as the chairman of the meeting may determine, (iii) maintaining order and security at the meeting and, in connection therewith, causing the removal of any stockholder of record of the Corporation, any duly authorized proxy of a stockholder of record of the Corporation and any other individual who fails or refuses to comply with the rules or procedures established for the meeting or the direction of the chairman of the meeting, (iv) complying with any applicable federal, state and local laws or regulations, (v) limiting participation at the meeting to stockholders of record of the Corporation, duly authorized proxies of stockholders of record of the Corporation and such other individuals as the chairman of the meeting may determine, (vi) limiting the time allotted to questions or comments by participants at the meeting; (vii) determining the opening and closing of the polls at the meeting, and (viii) declaring the meeting closed, recessing the meeting or adjourning the meeting to a later date and time and at a place announced at the meeting. Unless otherwise determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be held in accordance with or governed by rules of parliamentary procedure. The Secretary or in the absence of the Secretary a person designated by the chairman of the meeting shall act as secretary of the meeting. In the event the Secretary presides as chairman of the meeting, an Assistant Secretary or other individual designated by the Secretary shall act as secretary of the meeting.

Section 1.06. QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast on any matter at the meeting shall constitute a quorum; but this Section 1.06 shall not alter any requirement under statute or under the Charter of the Corporation for the vote necessary for the adoption of any measure. In the absence of a quorum, the chairman of the meeting or the stockholders present in person or by proxy, by majority vote and without further notice, may adjourn the meeting from time to time to a date not more than one-hundred twenty (120) days after the original record date until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 1.07. VOTES REQUIRED. Unless applicable law or the Charter of the Corporation provides otherwise, the affirmative vote of a majority of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be required to take or authorize action upon any matter which may properly come before the meeting. Unless the Charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders; but no share shall be entitled to any vote if any installment payable thereon is overdue and unpaid.

Notwithstanding the foregoing provisions of this Section 1.07, a nominee for election by the stockholders to the Board of Directors shall only be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election; provided, however, that a plurality of all votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a nominee to the Board of Directors if, in connection with the meeting, (i) a stockholder has duly nominated an individual for election to the Board of Directors in accordance with the advance notice and other nomination procedures and requirements adopted by the Corporation from time to time and set forth in these Bylaws or the applicable rules of the Securities and Exchange Commission (the “Commission”) and (ii) the stockholder nomination has not been withdrawn on or prior to the date that is fourteen (14) days prior to the date on which the Corporation first mails its notice of meeting to the stockholders. If directors are to be elected by a plurality of all votes cast at a meeting, stockholders shall not be permitted to vote against a nominee for election to the Board of Directors.

Section 1.08. PROXIES. A stockholder may vote shares of the Corporation’s capital stock that are entitled to be voted and are owned of record by such stockholder either in person or by proxy in any manner permitted by the Maryland General Corporation Law, as in effect from time to time. Any such proxy or evidence of authorization of a proxy shall be filed with the Secretary at or before the meeting, and no proxy shall be valid more than eleven (11) months after its date, unless otherwise provided in the proxy.

Section 1.09. INSPECTORS OF ELECTION. In advance of any meeting of stockholders, the Board of Directors may appoint Inspectors of Election to act at such meeting or at any adjournment or adjournments thereof. If such Inspectors are not so appointed or fail or refuse to act, the chairman of any such meeting may, and upon the demand of stockholders present in person or by proxy entitled to cast twenty-five percent (25%) of all the votes entitled to be cast at the meeting~~,~~ shall, make such appointments.

If there are three (3) or more Inspectors of Election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all. The Inspectors of Election shall determine the number of shares outstanding, the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; shall receive and tabulate votes, ballots, assents or consents, hear and determine all challenges and questions in any way arising in connection with the vote, count and tabulate all votes, assents and consents, and determine the result; and do such acts as are proper to conduct fairly the election or vote. On request, the Inspectors shall make a report in writing of any challenge, question or matter determined by them, and shall make and execute a certificate of any fact found by them.

No such Inspector need be a stockholder of the Corporation.

Section 1.10. DIRECTOR NOMINATIONS AND STOCKHOLDER BUSINESS.

(a) Director Nominations and Stockholder Business at Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who (A) was a stockholder of record both at the time of giving of notice provided for in this Section 1.10(a) and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the provisions of this Section 1.10(a).

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of subsection (a)(1) of this Section 1.10, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation before 5:00 p.m., Eastern time, not less than one-hundred twenty (120) days nor more than one-hundred fifty (150) days before the first anniversary of the date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting, and shall include the information required by this Section 1.10; provided, however, that if the annual meeting is advanced or delayed by more than thirty (30) days from the anniversary of the date of the previous year’s annual meeting, to be timely notice by the stockholder must be so delivered before 5:00 p.m., Eastern time, not earlier than one-hundred fifty (150) days before the annual meeting and not later than the later of one-hundred twenty (120) days before the annual meeting or the tenth (10th) day following the day on which public announcement of the date of the annual meeting is first made. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (A) the name, age, business address and residence address of such person, (B) the class and number of shares of capital stock of the Corporation that are beneficially owned by such person, and (C) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of the stockholder or any Associated Person (including any anticipated benefit to the stockholder or any Associated Person therefrom); and (iii) as to the stockholder giving the notice, any Associated Person and any nominee for election or reelection as a director, (x) the name and address of such stockholder, as they appear on the Corporation’s books, and of such Associated Person or nominee, (y) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and any Associated Person, and (z) a description of (1) any agreement, arrangement or understanding (including any derivative or short position, profits interests, options, hedging transactions, borrowing or lending of securities or proxy or voting agreements) in effect at the time of the giving of the notice or at any time during the six (6) month period then ending, by or on behalf of the stockholder giving the notice, any Associated Person or nominee, the effect or intent of which is to manage risk or benefit from changes in the price of any securities issued by the Corporation, or to increase or decrease the voting power of any such person in respect of securities issued by the Corporation, or (2) any direct or indirect economic interest of the stockholder giving the notice, any Associated Person or nominee in the Corporation (including by virtue of an existing or prospective commercial or contractual relationship with the Corporation), other than an interest arising solely out of the ownership of securities issued by the Corporation. The announcement of a postponement of an annual meeting after notice of the meeting has been given or an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 1.10(a)(2).

(3) Notwithstanding anything in this subsection (a) of this Section 1.10 to the contrary, in the event that the number of directors to be elected is increased and there is no public announcement of the increase at least one-hundred thirty (130) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.10(a) also shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Director Nominations and Stockholder Business at Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) provided that the special meeting has been called in accordance with Article I, Section 1.02 for the purpose of electing directors, by any stockholder of the Corporation who (A) is a stockholder of record both at the time of giving of notice provided for in this Section 1.10(b) and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the provisions of this Section 1.10. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one (1) or more persons to the Board, any such stockholder may nominate a person or persons (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice containing all of the information required by subsection (a)(2) of this Section 1.10, shall be delivered to the Secretary at the principal executive office of the Corporation before 5:00 p.m., Eastern time, not earlier than one-hundred twenty (120) days before the special meeting and not later than the later of ninety (90) days before the special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at the special meeting. The announcement of a postponement of a special meeting after notice of the meeting has been given or an adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 1.10(b).

(c) General. Only such persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the provisions of this Section 1.10. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the provisions of this Section 1.10 and, if any proposed nomination or business is not in compliance with this Section 1.10, to declare that such defective nomination or proposal be disregarded.

For purposes of this Section 1.10, “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones New Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Corporation with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

For purposes of this Section 1.10, an “Associated Person” of a stockholder means (i) any person acting in concert with the stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by the stockholder (other than a stockholder that is a depositary) and (iii) any person that, directly or indirectly, controls, is controlled by or is under common control with the stockholder or an Associated Person of the stockholder.

Notwithstanding the foregoing provisions of this Section 1.10, a stockholder also shall comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10. Nothing in this Section 1.10 shall be deemed to affect any rights of stockholders to request inclusion of proposals in, nor the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01. POWERS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. The Board of Directors may exercise all the powers of the Corporation, except such as are by statute or the Charter or the Bylaws conferred upon or reserved to the stockholders.

Section 2.02. NUMBER OF DIRECTORS. The number of directors of the Corporation shall be eleven (11), until increased or decreased as provided in this Section 2.02 to not less than ~~twelve~~ten (~~12~~10) ~~nor~~and not more than ~~twenty-five (25~~fourteen (14). By vote of a majority of the entire Board of Directors, the number of directors may be increased or decreased, from time to time, within the limits above specified; provided, however, that except as set forth in the Charter of the Corporation, the tenure of office of a director shall not be affected by any decrease in the number of directors so made by the Board.

Section 2.03. ELECTION OF DIRECTORS. Except as set forth in the Charter of the Corporation, the members of the Board of Directors shall be elected each year at the annual meeting of stockholders, and each director shall hold office until the next annual meeting of stockholders held after his or her election and until his or her successor will have been elected and qualified. No person, other than a person granted an exemption from this provision by action of the Board of Directors, shall be eligible to be elected as a director for a term which expires after the first annual meeting of stockholders after he or she reaches the age of seventy-~~two~~five (~~72~~75) years.

Section 2.04. CHAIRMAN OF THE BOARD. The Board of Directors shall designate from its membership a Chairman of the Board, who shall preside at all meetings of the stockholders and of the Board of Directors. He may sign with the Secretary or an Assistant Secretary certificates of stock of the Corporation, and he shall perform such other duties as may be prescribed by the Board of Directors.

Section 2.05. LEAD DIRECTOR. The Board of Directors, by the affirmative vote of a majority of those directors who have been determined to be “independent” for purposes of the New York Stock Exchange requirements, shall designate one of the independent directors as the Lead Director. The Lead Director shall (i) be independent and elected by a majority of the independent directors annually and may be removed from the position by a majority of the independent directors; (ii) preside as Chair at Board of Directors meetings while in executive sessions of the non-management members of the Board of Directors or executive sessions of the independent directors, or when the Chairman of the Board is ill, absent, incapacitated or otherwise unable to carry out the duties of Chairman of Board; (iii) determine the frequency and timing of executive sessions of non-management directors and report to the Chairman of the Board and the Chief Executive Officer on all relevant matters arising from those sessions, and shall invite the Chairman of the Board and the Chief Executive Officer to join the executive session for further discussion as appropriate; (iv) consult with the Chairman of the Board and the Chief Executive Officer and committee chairs regarding the topics and schedules of the meetings of the Board of Directors and committees; (v) review all Board of Directors and committee agendas and provide input to management on the scope and quality of information sent to the Board of Directors; (vi) assist with recruitment of director candidates and, along with the Chairman of the Board, may extend the invitation to a new potential director to join the Board of Directors; (vii) act as liaison between the Board of Directors and management and among the directors and the committees of the Board of Directors; (viii) serve as member of the Executive Committee of the Board of Directors; (ix) serve as ex-officio member of each committee if not otherwise a member of the committee; (x) serve as the point of contact for stockholders and others to communicate with the Board of Directors; (xi) recommend to the Board of Directors and committees the retention of advisors and consultants who report directly to the Board of Directors; and (xii) perform all other duties as may be assigned by the Board of Directors from time to time.

Section 2.06. REMOVAL. Any director or the Board of Directors may be removed from office as a director at any time, but only for cause, by the affirmative vote at a duly called meeting of stockholders of at least a majority of the votes which all holders of the then outstanding shares of capital stock of the Corporation would be entitled to cast at an annual election of directors, voting together as a single class.

Section 2.07. VACANCIES. Vacancies in the Board of Directors, except for vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, even if less than a quorum, except that vacancies resulting from removal from office by a vote of the stockholders may be filled by the stockholders at the same meeting at which such removal occurs. Vacancies resulting from an increase in the number of directors shall be filled only by a majority vote of the Board of Directors. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor will have been elected and qualified.

Section 2.08. REGULAR MEETINGS. After each meeting of stockholders at which a Board of Directors, or any class thereof, shall have been elected, the Board of Directors shall meet as soon as practicable for the purpose of organization and the transaction of other business, at such time and place within or without the State of Maryland as may be designated by the Board of Directors. Other regular meetings of the Board of Directors shall be held on such dates and at such places within or without the State of Maryland as may be designated from time to time by the Board of Directors.

Section 2.09. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called at any time, at any place, and for any purpose by the Chairman of the Board, any three (3) directors, or by any officer of the Corporation upon the request of a majority of the Board.

Section 2.10. NOTICE OF MEETINGS. Notice of the place, day, and hour of every regular and special meeting of the Board of Directors shall be given to each director twenty-four (24) hours (or more) before the meeting, by telephoning the notice to such director, or by delivering the notice to him or her personally, or by sending the notice to him or her by telegraph, by electronic mail, or by facsimile, or by leaving the notice at his or her residence or usual place of business, or, in the alternative, by mailing such notice three (3) days (or more) before the meeting, postage prepaid, and addressed to him or her at his or her last known post office address according to the records of the Corporation. If mailed, such notice shall be deemed to be given when deposited in the United States mail, properly addressed, with postage thereon prepaid. If notice be given by telegram, by electronic mail, or by facsimile, such notice shall be deemed to be given when the telegram is delivered to the telegraph company, when the electronic message is transmitted to the last known electronic mail address provided to the Corporation by the director, or when the facsimile is transmitted to the last know facsimile number provided to the Corporation by the director. If the notice be given by telephone or by personal delivery, such notice shall be deemed to be given at the time of the communication or delivery. Unless required by these Bylaws or by resolution of the Board of Directors, no notice of any meeting of the Board of Directors need state the business to be transacted thereat. No notice of any meeting of the Board of Directors need be given to any director who attends or to any director who, in a writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no further notice need be given of any such adjourned meeting.

Section 2.11. PRESENCE AT MEETING. Members of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation in this manner shall constitute presence in person at the meeting.

Section 2.12. CONDUCT OF MEETINGS. Each meeting of the Board of Directors shall be presided over by the Chairman of the Board of Directors or if the Chairman of the Board is not present by the Lead

Director and if the Chairman of the Board and the Lead Director are not present by such member of the Board of Directors as shall be chosen at the meeting. The Secretary, or in his or her absence an Assistant Secretary, shall act as secretary of the meeting, or if no such officer is present, a secretary of the meeting shall be designated by the person presiding over the meeting.

Section 2.13. QUORUM. At all meetings of the Board of Directors, a majority of the Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which it is by statute, by the Charter, or by the Bylaws otherwise provided, the vote of a majority of such quorum at a duly constituted meeting shall be sufficient to pass any measure. In the absence of a quorum, the directors present by majority vote may adjourn the meeting from time to time until a quorum shall be present. At any such meeting following adjournment at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.14. COMPENSATION. Directors shall not receive any stated salary for their services as Directors but, by resolution of the Board of Directors, annual retainers, fees and expenses of attendance, if any, may be provided to Directors for attendance at each annual, regular or special meeting of the Board of Directors or of any committee thereof; but nothing contained herein shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 2.15. ACTION BY UNANIMOUS CONSENT. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 2.16. VOTING OF SHARES BY CERTAIN HOLDERS. Notwithstanding any other provision of the Charter of the Corporation or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law (or any successor statute) shall not apply to any acquisition by any person of shares of stock of the Corporation. This Section 2.16 may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE III

COMMITTEES

Section 3.01. EXECUTIVE COMMITTEE. The Board of Directors, by resolution adopted by a majority of the Board of Directors, may provide for an Executive Committee of two (2) or more directors. If provision be made for an Executive Committee, the members thereof shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. During the intervals between the meetings of the Board of Directors, the Executive Committee shall possess and may exercise such powers in the management of the business and affairs of the Corporation as may be authorized by the Board of Directors, subject to applicable law. All action by the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such action, and shall be subject to revision and alteration by the Board of Directors. Upon recommendation by the Nominating and Corporate Governance Committee, the Board of Directors may remove any committee member at any time. Vacancies on the Executive Committee shall be filled by the Board of Directors.

Section 3.02. STRATEGIC AFFAIRS AND FINANCE COMMITTEE. The Board of Directors by resolution adopted by a majority of the Board of Directors may provide for a Strategic Affairs and Finance Committee (the “SAF Committee”) of three (3) or more directors. If provision is made for a SAF Committee, the members of the SAF Committee shall be elected by and serve at the pleasure of the Board of Directors. The Board of Directors shall designate a chairman from among the membership of the SAF Committee. The SAF Committee shall have responsibility for reviewing and recommending to the Board of Directors management’s long-term strategy for the Corporation, which shall include the allocation of corporate resources. The SAF Committee will review and recommend to the Board of Directors certain strategic decisions regarding exit from existing lines of business and entry into new lines of business, acquisitions, joint ventures, investments or dispositions of businesses and assets, and the financing of related transactions. The SAF Committee will review the allocation of corporate resources recommended by management, including the relationship of activities and allocations with the long-term business objectives and strategic plans of the Corporation. The SAF Committee will review the financial condition of the Corporation, the status of all benefit plans and proposed changes to the capital structure of the Corporation, including the incurrence of indebtedness and the issuance of additional equity securities, and will make related recommendations to the Board of Directors for adoption. It will also review on an annual basis the proposed capital expenditure budget of the Corporation and make recommendations to the Board of Directors for adoption. The SAF Committee shall, except when such powers are by statute, the Charter or the Bylaws either reserved to the Board of Directors or delegated to another committee of the Board of Directors, possess all of the powers of the Board of Directors in the management of the strategic and financial affairs of the Corporation. All action by the SAF Committee shall be reported to the Board of Directors at its meeting next succeeding such action and shall be subject to revision and alteration by the Board of Directors. Upon recommendation by the Nominating and Corporate Governance Committee, the Board of Directors may remove any member of the SAF Committee at any time. Vacancies on the SAF Committee shall be filled by the Board of Directors.

Section 3.03. AUDIT COMMITTEE.

(a) Membership. The Audit Committee shall consist of three (3) or more directors who meet the independence and financial literacy and expertise requirements of the New York Stock Exchange. The members of the Audit Committee shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. The Board of Directors shall designate a chairman from among the membership of the Audit Committee. Upon recommendation by the Nominating and Corporate Governance Committee, the Board of Directors may remove any member of the Audit Committee at any time. Vacancies on the Audit Committee shall be filled by the Board of Directors.

(b) Purposes. The purposes of the Audit Committee shall be to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Corporation’s independent auditors and (iv) the performance of the Corporation’s internal audit function. The Audit Committee shall, except when such powers are by statute or regulation reserved to the Board of Directors, possess and may exercise the powers of the Board of Directors relating to all accounting and auditing matters for the Corporation. All action by the Audit Committee shall be reported to the Board of Directors at its meeting next succeeding such action.

(c) Responsibilities. In order to achieve the purposes outlined in this charter, the Audit Committee shall be assigned the following responsibilities:

(1) Independent Auditors.

(i) Be directly responsible for the appointment, compensation, retention, oversight and termination of the independent auditors, which auditors shall report directly to the Audit Committee;

(ii) Ensure that the independent auditors submit on a periodic basis (but at least annually) to the Audit Committee a report delineating all relationships between the independent auditor and the Corporation, and have authority to take appropriate action in response to the independent auditors’ report to assess and satisfy itself of the independent auditors’ independence;

(iii) Ensure that the independent auditors submit on a periodic basis (but at least annually) to the Audit Committee a report or reports describing (i) the independent auditors’ internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

(iv) Pre-approve the audit, audit-related and non-audit services to be provided by the Corporation’s independent auditors, and the related fees, pursuant to pre-approval policies and procedures established by the Audit Committee;

(v) Review with the independent auditors any audit problems or difficulties and management’s response thereto, and be directly responsible for the resolution of disagreements between management and the independent auditors regarding the Corporation’s financial reporting;

(vi) Require that the independent auditors advise the Audit Committee of any matters identified during reviews of quarterly financial statements or audits of annual financial statements which are required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards, and that the independent auditors provide such communication prior to the related quarterly or annual press release or, if not practicable, prior to filing the related Commission filings on Form 10-Q or Form 10-K;

(vii) Evaluate the independent auditors’ qualifications, performance and independence, including evaluation of the lead partner of the independent auditor, and monitor the rotation of the lead partner; and

(viii) Establish policies for the Corporation’s hiring of current or former employees of the independent auditors.

(2) Internal Auditors. Review the qualifications and work of the Corporation’s internal audit staff, including evaluation of the performance and compensation assessment of the Vice President for Internal Audit, the scope of the internal audit staff’s work plan for the year, its budget and staffing and, as appropriate, review significant findings and management’s actions to address these findings.

(3) Financial Statements, Disclosures and Related Matters.

(i) Review with the Corporation’s management, independent auditors and internal auditors, as appropriate, the following:

(A) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls;

(B) any analyses prepared by management and/or the independent auditors setting forth significant accounting and financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative methods under generally accepted accounting principles on the financial statements; and

(C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

(ii) Discuss with the Corporation’s management the type and presentation of information included in the Corporation’s earnings press releases, as well as financial information and earnings outlook provided to the public, analysts and rating agencies.

(iii) Prior to filing with the Commission, review and discuss with management and the independent auditors:

(A) the Corporation’s annual audited financial statements to be filed on Form 10-K, and recommend to the Board whether the annual audited financial statements should be included in the Corporation’s Form 10-K, with the review to include: (A) the independent auditors’ judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements and (B) the disclosure included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

(B) management’s assessment of and report on the effectiveness of internal control over financial reporting as of the end of the most recent fiscal year, and the independent auditor’s related report;

(C) the Corporation’s quarterly financial statements to be filed on Form 10-Q, with the review to include the disclosures included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

(D) any significant deficiencies or material weaknesses identified by management in connection with required quarterly certifications, and any significant changes in internal control over financial reporting that are disclosed.

(iv) Obtain and review a report from the independent auditors, prior to filing of the Form 10-K with the Commission, related to the Corporation’s critical accounting policies and practices used; all alternative treatments under generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternatives and the independent auditors’ preferred treatment; and other material written communication between the independent auditors and management, as appropriate.

(v) Prepare an Audit Committee report as required by the Commission to be included in the Corporation’s annual proxy statement.

(4) Other Risk Management Matters. Review the Corporation’s policies and practices with respect to risk assessment and risk management, including discussing with management the Corporation’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

(5) Legal and Regulatory Compliance Matters.

(i) Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission to the Corporation of concerns regarding questionable accounting or auditing matters; and review any complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures; and

(ii) Review with the General Counsel the status of pending claims, litigation and other legal matters on a periodic basis, but no less frequently than once a year on a comprehensive basis.

(6) Committee Self-Assessment. The Audit Committee shall annually conduct an evaluation of its performance.

(d) Authorities. In furtherance of its responsibilities, the Audit Committee shall have the power to investigate any matter falling within its jurisdiction, and it shall also possess the following authorities:

(1) Outside Advisors. The Audit Committee may retain, at the Corporation’s expense, special legal, accounting or other advisors and may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to meet with any members of, or advisors to, the Audit Committee.

(2) Delegated Authority. The Audit Committee shall perform such other functions and exercise such other powers as may be delegated to it from time to time by the Board of Directors.

(3) Subcommittees. The Audit Committee may delegate its authority to subcommittees (which may consist of one or more members of the Audit Committee) when it deems appropriate and in the best interests of the Corporation.

(4) Reports to Board of Directors. The Committee shall report regularly to the Board of Directors.

(5) Committee Charter. The Audit Committee shall review and recommend to the Board of Directors the adequacy of its charter and proposed changes from time to time as needed.

(6) Funding. The Corporation shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation; (ii) compensation to any advisers employed by the Audit Committee; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

(e) Procedures. The Audit Committee shall hold at least four meetings each year, and shall periodically, but at least annually, meet separately in executive session with representatives of the Corporation’s independent auditors, management and internal audit department.

(f) Limitations Inherent in the Audit Committee’s Role. Although the Audit Committee has the responsibilities and powers set forth in this charter, it is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States. This is the responsibility of management and the independent auditors. Nor is it the responsibility of the Audit Committee to assure compliance with laws and regulations and the Corporation’s Code of Ethics and Business Conduct.

Section 3.04. ETHICS AND CORPORATE RESPONSIBILITY COMMITTEE.

(a) Membership. The Board of Directors by resolution adopted by a majority of the Board of Directors may provide for an Ethics and Corporate Responsibility Committee (the “ECR Committee”) of three (3) or more directors. If provision is made for an ECR Committee, the members of the ECR Committee shall be elected by and serve at the pleasure of the Board of Directors. The Board of Directors shall designate a chairman from among the membership of the ECR Committee. Upon recommendation by the Nominating and Corporate Governance Committee, the Board of Directors may remove any member of the ECR Committee at any time. Vacancies on the ECR Committee shall be filled by the Board of Directors.

(b) Responsibilities. The ECR Committee shall:

(i) monitor compliance with the Code of Ethics and Business Conduct, and review and resolve all matters of concern presented to it by the Corporate Steering Committee on Ethics and Business conduct or the Corporate Ethics Office;

(ii) review and monitor ~~on a periodic basis~~ the adequacy of the Corporation’s policies and procedures with respect to corporate responsibility, including human rights, environmental, health and safety ~~laws and regulations, including the Corporation’s record of compliance with such laws and regulations; (iii) review and monitor on a periodic basis the adequacy of the Corporation’s policies and procedures with respect to~~, diversity and equal ~~employment~~ opportunity, ~~including~~and the Corporation’s record of compliance with ~~employment-related~~ laws and regulations related thereto;

(~~iv~~iii) oversee matters pertaining to community and public relations, including governmental relations; and

(~~v~~iv) review as needed the proposed contributions budget of the Corporation and make recommendations to the Board of Directors for adoption.

The ECR Committee shall, except when such powers are by statute, the Charter or the Bylaws either reserved to the Board of Directors or delegated to another committee of the Board of Directors, possess all of the powers of the Board of Directors in matters pertaining to ethics and business conduct and corporate responsibility. All action by the ECR Committee shall be reported to the Board of Directors at its meeting next succeeding such action and shall be subject to revision and alteration by the Board of Directors.

Section 3.05. MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE.

(a) Membership. The Management Development and Compensation Committee (the “MDC Committee”) shall consist of three (3) or more directors who satisfy the independence requirements of the New York Stock Exchange and Section 162(m) of the Internal Revenue Code. The members of the MDC Committee shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. The Board of Directors shall designate a chairman from among the membership of the MDC Committee. Upon recommendation by the Nominating and Corporate Governance Committee, the Board of Directors may remove any member of the MDC Committee at any time. Vacancies on the MDC Committee shall be filled by the Board of Directors.

(b) Purposes. The MDC Committee shall make recommendations to the Board of Directors concerning the compensation of the Corporation’s executives and produce an annual report on executive compensation for inclusion in the Corporation’s annual proxy statement.

(c) Responsibilities. In order to achieve the purposes outlined in this charter, the MDC Committee shall be assigned the following responsibilities:

(1) Compensation of Chief Executive Officer. Review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation; evaluate the Chief Executive Officer’s performance in light of those goals and objectives; and recommend to the Board of Directors the Chief Executive Officer’s compensation level based on this evaluation.

(2) Compensation of Senior Officers. Review proposed candidates for senior officer positions and their development plans and recommend to the Board of Directors the compensation to be paid for services of senior elected officers of the Corporation as established by resolution of the Board from time to time.

(3) Appraise management performance/other elected officers. Appraise the performance of management and have the power to fix the compensation of all other elected officers.

(4) Other benefits. Make recommendations to the board with respect to incentive-compensation plans which shall include the power to approve the benefits and grants provided by any bonus, supplemental, and special compensation plans, including pension, insurance, health, equity and performance-based executive compensation plans, and such powers as are by statute or the Charter or the Bylaws reserved to the Board of Directors.

(5) Committee Self-Assessment. The MDC Committee shall annually conduct an evaluation of its performance.

(d) Authorities. In furtherance of its responsibilities, the MDC Committee shall possess the following authorities:

(1) Outside Advisors. The Committee may retain, at company expense, any outside advisor, including outside counsel and consulting firms to assist in evaluating executive compensation.

(2) Delegated Authority. The Committee may perform such other functions and exercise such other powers as may be delegated to it from time to time by the Board of Directors.

(3) Reports to Board of Directors. The MDC Committee shall report all action by the MDC Committee to the Board of Directors at its meeting next succeeding such action, which (except as specifically reserved to the MDC Committee by statute or the Charter or these Bylaws) shall be subject to revision and alteration by the Board of Directors.

(4) Committee Charter. The MDC Committee shall review and recommend to the Board of Directors the adequacy of its charter and proposed changes from time to time as needed.

Section 3.06. NOMINATING AND CORPORATE GOVERNANCE COMMITTEE.

(a) Membership. The Nominating and Corporate Governance Committee (the “NCG Committee”) shall consist of three (3) or more directors who satisfy the independence requirements of the New York Stock Exchange. The members of the NCG Committee shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. The Board of Directors shall designate a chairman from among the membership of the NCG Committee. On its own initiative or upon recommendation by the NCG Committee, the Board of Directors may remove any member of the NCG Committee at any time. Vacancies on the NCG Committee shall be filled by the Board of Directors.

(b) Purposes. The NCG Committee shall make recommendations to the Board of Directors concerning the composition of the Board of Directors and its committees including size and qualifications for membership; recommend to the Board of Directors the role of the Board of Directors in the corporate governance process; and oversee the evaluation of the Board of Directors and its committees.

(c) Responsibilities. In order to achieve the purposes outlined in this charter, the NCG Committee shall be assigned the following responsibilities:

(1) Nominees for Election to Board of Directors. Recommend to the Board of Directors nominees for election to fill any vacancy occurring in the Board and fill new positions created by an increase in the authorized number of directors of the Corporation. Each year, the NCG Committee shall recommend to the Board of Directors a slate of directors to serve as management’s nominees for election by the stockholders at the annual meeting. The NCG Committee shall annually review the criteria for selection of director nominees and shall identify individuals for nomination as directors of the Corporation whose selection is consistent with the corporate governance guidelines of the Board of Directors.

(2) Board and Committee Organization and Assignments. Oversee the organization and function of the committees of the Board of Directors; each year, the NCG Committee shall recommend to the Board of Directors the membership of each committee to be effective following the annual meeting of stockholders. The NCG Committee shall recommend the filling of any vacancy occurring on a committee, as needed.

(3) Corporate Governance Guidelines. Develop and recommend to the Board of Directors corporate governance guidelines applicable to the Corporation and compliant with applicable requirements, which shall be reviewed from time to time as needed.

(4) Compensation of Directors. Review and recommend to the Board of Directors the compensation of the Board of Directors, including the nature and adequacy of director and officer indemnification and liability insurance.

(5) Board and Committee Self-Assessments. Develop and recommend to the Board of Directors an annual self-evaluation of the Board of Directors and each of its committees. The NCG Committee shall annually conduct an evaluation of its performance.

(d) Authorities. In furtherance of its responsibilities, the NCG Committee shall possess the following authorities:

(1) Outside Advisors. The NCG Committee may retain, at company expense, any outside advisor, including outside counsel and shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

(2) Delegated Authority. The NCG Committee may perform such other functions and exercise such other powers as may be delegated to it from time to time by the Board of Directors.

(3) Reports to Board of Directors. The NCG Committee shall report all action by the NCG Committee to the Board of Directors at its meeting next succeeding such action, which shall be subject to revision and alteration by the Board of Directors.

(4) Committee Charter. The NCG Committee shall review and recommend to the Board of Directors the adequacy of its charter and proposed changes from time to time as needed.

Section 3.07 CLASSIFIED BUSINESS AND SECURITY COMMITTEE.

(a) Membership. The Classified Business and Security Committee (the “CBS Committee”) shall consist of three (3) or more directors who meet the independence requirements of the New York Stock Exchange and who possess the appropriate security clearance credentials, at least one of whom shall be a member of the Audit Committee, and all of whom are not officers or employees of the Corporation and are free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a member of the CBS Committee. The members of the CBS Committee shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. Upon recommendation of the NCG Committee, the Board of Directors may remove any member of the CBS Committee at any time. Vacancies on the CBS Committee shall be filled by the Board of Directors.

(b) Purpose. The purpose of the CBS Committee shall be to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Corporation’s classified business activities and the security of personnel, data and facilities.

(c) Responsibilities. In order to achieve the purpose outlined in this charter, the CBS Committee shall:

(i) review with the Corporation’s management the strategic, operational and financial aspects of classified business;

(ii) review the policies and practices with respect to risk assessment and risk management and the internal control environment in the area of classified business activities, including discussing with management any major financial risk exposures and the steps that have been taken to monitor and control such exposure, and in connection with such activities shall have access to the Corporation’s internal audit staff and independent auditors, as necessary; and

(iii) review issues and procedures relating to the physical security of the Corporation’s facilities and employees and the security of data and information maintained by the Corporation within the Corporation’s business or on behalf of its customers.

(d) Authorities. In furtherance of its responsibilities, the CBS Committee shall have the power to investigate any matter falling within its jurisdiction, and it shall also possess the following authorities:

(1) Delegated Authority. The CBS Committee shall perform such other functions and exercise such other powers as may be delegated to it from time to time by the Board of Directors.

(2) Reports to Board of Directors. The CBS Committee shall report to the Board of Directors following each meeting of the CBS Committee. Such reports to the Board of Directors will, if necessary, be general in nature due to the security requirements involved in discussing detailed business information.

(e) Procedures. The CBS Committee shall hold at least one meeting per year. Minutes shall be maintained in accordance with the classified nature of the material.

(f) Limitations Inherent in the CBS Committee Role. While the CBS Committee has the power and responsibilities set forth in this charter, it is not the responsibility of the CBS Committee to plan or conduct audits or to determine that the Corporation’s financial statements, as they relate to classified business activities, security issues or security breaches, are complete and accurate and are in accordance with accounting principles generally accepted in the United States. This is the responsibility of management and the independent auditors. It also is not the responsibility of the CBS Committee to assure that the Corporation’s classified business activities or procedures relating to the security of personnel or data are in compliance with laws and regulations and the Corporation’s Code of Ethics and Business Conduct. It is recognized that certain programs may have special or compartmentalized access requirements, with limited availability to obtain such access, and it is not the responsibility or obligation of the CBS Committee to obtain access to information pertaining to such programs.

Section 3.08. OTHER COMMITTEES. The Board of Directors may by resolution provide for such other standing or special committees, composed of two (2) or more directors, and discontinue the same at its pleasure. Each such committee shall have such powers and perform such duties, not inconsistent with law, as may be assigned to it by the Board of Directors.

Section 3.09. MEETINGS OF COMMITTEES. Each committee of the Board of Directors shall fix its own rules of procedure, consistent with the provisions of any rules or resolutions of the Board of Directors governing such committee, and shall meet as provided by such rules or by resolution of the Board of Directors, and it shall also meet at the call of its chairman or any two (2) members of such committee. Unless otherwise provided by such rules or by such resolution, the provisions of Article II of these Bylaws, entitled “Board of Directors,” relating to the place of holding and notice required of meetings of the Board of Directors shall govern committees of the Board of Directors. A majority of each committee shall constitute a quorum thereof; provided, however, that in the absence of any member of such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint a member of the Board of Directors to act in the place of such absent member. Except in cases in which it is otherwise provided by the rules of such committee or by resolution of the Board of Directors, the vote of a majority of such quorum at a duly constituted meeting shall be sufficient to pass any measure.

Section 3.10. ACTION BY UNANIMOUS CONSENT. Any action required or permitted to be taken at a meeting of a committee of the Board of Directors may be taken without a meeting if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

ARTICLE IV

OFFICERS

Section 4.01. EXECUTIVE OFFICERS – ELECTION AND TERM OF OFFICE. The Executive Officers of the Corporation shall be a Chairman of the Board, who shall also be the Chief Executive Officer, the President, such number of Vice Presidents as the Board of Directors may determine, a Secretary and a Treasurer. The Executive Officers shall be elected annually by the Board of Directors at its first meeting following each annual meeting of stockholders and each such officer shall hold office until the corresponding meeting of the Board of Directors in the next year and until his or her successor shall have been duly chosen and qualified or until his or her death or until he or she shall have resigned, or shall have been removed from office in the manner provided in this Article IV. Any vacancy in any of the above offices may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.02. CHAIRMAN OF THE BOARD. The Chairman of the Board shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall serve as the Chairman of the Executive Committee and shall preside at all meetings of the Executive Committee. Subject to the authority of the Board of Directors, the Chief Executive Officer shall have general charge and supervision of the business and affairs of the Corporation. The Chief Executive Officer shall have the authority to sign and execute in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments. The Chief Executive Officer shall have the authority to vote stock in other corporations, and shall perform such other duties of management as may be prescribed by resolution or as otherwise may be assigned by the Board of Directors. As vested by these Bylaws, the Chief Executive Officer shall have the authority to delegate such authorization and power to some other officer or employee or agent of the Corporation as deemed appropriate.

Section 4.03. PRESIDENT. The President shall have general charge and supervision of the operations of the Corporation and shall have such other powers and duties of management as from time to time may be assigned to him or her by the Board of Directors or the Chief Executive Officer.

Section 4.04. VICE PRESIDENTS. The Corporation shall have one (1) or more Vice Presidents, including Executive and Senior Vice Presidents as appropriate, as elected from time to time by the Board of Directors, or Vice Presidents as appointed from time to time by the Chief Executive Officer. The Vice Presidents shall perform such duties as from time to time may be assigned to them by the Chief Executive Officer.

Section 4.05. SECRETARY. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and record all votes and minutes or proceedings, in books provided for that purpose; shall see that all notices of such meetings are duly given in accordance with the provisions of the Bylaws of the Corporation, or as required by law; may sign certificates of stock of the Corporation with the Chairman of the Board; shall be custodian of the corporate seal; shall see that the corporate seal is affixed to all documents, the execution of which, on behalf of the Corporation, under its seal, is duly authorized, and when so affixed may attest the same; and in general, shall perform all duties incident to the office of a secretary of a corporation, and such other duties as from time to time may be assigned to the Secretary by the Chairman of the Board.

Section 4.06. TREASURER. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all monies or other valuable effects in such banks, trust companies, or other depositories as shall, from time to time, be selected by the Board of Directors; and in general, shall render such reports and perform such other duties incident to the office of a treasurer of a corporation, and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer.

Section 4.07. ~~SUBORDINATE OFFICERS. The subordinate officers shall consist of such assistant officers and agents as may be deemed desirable and as may be appointed by the Chief Executive Officer. Each such subordinate officer shall hold office for such period, have such authority and perform such duties as the Chief Executive Officer may prescribe. Section 4.08.~~ OTHER OFFICERS AND AGENTS. The Board of Directors, the Chief Executive Officer, or the Secretary may create such other offices and appoint or provide for the appointment of such other officers ~~and~~, agents, or attorneys-in-fact ~~and employees as it shall deem necessary, who shall bear such titles, have such authority, receive such compensation, and provide such security for faithful service and hold their offices for such terms and shall exercise such powers~~ as any of them shall deem desirable. In the case of the Secretary, the authority to appoint other officers shall be limited to the appointment of subordinate or assistant officer positions. Each such officer, agent, or attorney-in-fact shall hold office or act for such period, have such authority, and perform such duties as ~~shall be determined from time to time by~~ the Board of Directors~~.~~, the Chief Executive Officer, or the Secretary may prescribe.

Section ~~4.09.~~4.08. WHEN DUTIES OF AN OFFICER MAY BE DELEGATED. In the case of the absence or disability of an officer of the Corporation or for any other reason that may seem sufficient to the Board of Directors, the Chief Executive Officer, or the Secretary, then the Board of Directors, the Chief Executive Officer, the Secretary, or any officer designated by ~~it~~any of them, may, for the time being, delegate such officer’s duties and powers to any other person.

Section ~~4.10.~~4.09. OFFICERS HOLDING TWO OR MORE OFFICES. Any two (2) of the above mentioned offices, except President and Vice President, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument be required by law, by the Charter or by these Bylaws, to be executed, acknowledged or verified by any two (2) or more officers.

Section ~~4.11.~~4.10. COMPENSATION. The Board of Directors shall have power to fix the compensation of all officers and employees of the Corporation.

Section ~~4.12.~~4.11. RESIGNATIONS. Any officer may resign at any time by giving written notice to the Board of Directors or to the Chief Executive Officer or the Secretary of the Corporation. Any such resignation shall take effect simultaneously with or at any time subsequent to its delivery as shall be specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section ~~4.13.~~4.12. REMOVAL. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors, if such removal is determined in the judgment of the Board of Directors to be in the best interests of the Corporation, and any officer of the Corporation duly appointed by another officer may be removed, with or without cause, by such officer.

ARTICLE V

STOCK

Section 5.01. CERTIFICATES; UNCERTIFICATED SHARES. Each stockholder shall be entitled to a certificate or certificates which shall represent and certify the number and kind of shares of stock owned by the stockholder in the Corporation; provided, however, that the Board of Directors may provide for some or all of any class or series of stock to be uncertificated. Certificates shall be signed by the Chairman of the Board and countersigned by the Secretary or an Assistant Secretary, and sealed with the seal of the Corporation or a facsimile of such seal, and shall be in such form, not inconsistent with law or with the Charter, as shall be approved by the Board of Directors. When certificates for stock of any class or series are countersigned by a transfer agent, other than the Corporation or its employee, or by a registrar, other than the Corporation or its employee, any other signature on such certificates may be a facsimile. In case any officer of the Corporation who has signed any certificate ceases to be an officer of the Corporation, whether because of death, resignation or otherwise, before such certificate is issued, the certificate may nevertheless be issued and delivered by the Corporation as if the officer had not ceased to be such officer as of the date of its issue. Within a reasonable time after the issuance of uncertificated shares, to the extent required by the Maryland General Corporation Law the Corporation shall furnish to the registered owner of the shares a written statement containing the information required by the Maryland General Corporation Law to be set forth of certificates representing shares of such stock.

Section 5.02. TRANSFER OF SHARES. Shares of stock shall be transferable only on the books of the Corporation only by the holder thereof, in person or by duly authorized attorney, upon the surrender of the certificate representing the shares to be transferred, properly endorsed, or in the case of uncertificated shares, upon receipt of proper transfer instructions from the holder thereof. The Board of Directors shall have power and authority to make such other rules and regulations concerning the issue, transfer and registration of certificates of stock as it may deem expedient. Within a reasonable time after the transfer of uncertificated shares, to the extent required by the Maryland General Corporation Law the Corporation shall furnish to the registered owner of the shares a written statement containing the information required by the Maryland General Corporation Law to be set forth of certificates representing shares of such stock.

Section 5.03. TRANSFER AGENTS AND REGISTRARS. The Corporation may have one (1) or more transfer agents and one (1) or more registrars of its stock, whose respective duties the Board of Directors may, from time to time, define. No certificate of stock shall be valid until countersigned by a transfer agent, if the Corporation has a transfer agent, or until registered by a registrar, if the Corporation has a registrar. The duties of transfer agent and registrar may be combined.

Section 5.04. STOCK LEDGERS. Original or duplicate stock ledgers, containing the names and addresses of the stockholders of the Corporation and the number of shares of each class held by them respectively, shall be kept at an office or agency of the Corporation in such city or town as may be designated by the Board of Directors. If no other place is so designated such original or duplicate stock ledgers shall be kept at an office or agency of the Corporation in New York, New York or Bethesda, Maryland.

Section 5.05. RECORD DATES. The Board of Directors is hereby empowered to fix, in advance, a date as the record date for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders, or stockholders entitled to receive payment of any dividend or the allotment of any rights, or in order to make a determination of stockholders for any other proper purpose. Such date in any case shall be not more than ninety (90) days and, in case of a meeting of stockholders, not less than thirty (30) days, prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. If a record date is not set and the transfer books are not closed, the record date for the purpose of making any proper determination with respect to stockholders shall be fixed in accordance with applicable law.

Section 5.06. NEW CERTIFICATES. In case any certificate of stock is lost, stolen, mutilated or destroyed, the Board of Directors may authorize the issuance of a new certificate or uncertificated shares in place thereof upon such terms and conditions as it may deem advisable; or the Board of Directors may delegate such power to any officer or officers or agents of the Corporation; but the Board of Directors or such officer or officers or agents, in their discretion, may refuse to issue such new certificate or uncertificated shares save upon the order of some court having jurisdiction in the premises.

ARTICLE VI

INDEMNIFICATION

Section 6.01. INDEMNIFICATION OF DIRECTORS, OFFICERS, AND EMPLOYEES. The Corporation shall indemnify and hold harmless any director, officer or employee who is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding,” and any such individual, a “Covered Person”), to the fullest extent permitted by Maryland law as it may exist from time to time against all Losses incurred, suffered or sustained by the Covered Person, whether in such Covered Person’s capacity as a director, officer or employee of the Corporation or to the extent the Covered Person is serving as a director, officer or employee of a subsidiary of the Corporation or, upon the written request of the Corporation, is serving as a director, manager, trustee or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (including, without limitation, pension plans, retirement plans and savings plans) of any of the foregoing (such service being referred to collectively as the “Official Capacity” of the Covered Person). Notwithstanding the foregoing, a Covered Person shall not be entitled to indemnification and shall not be held harmless by the Corporation (i) in the case of a Proceeding by or in the right of the Corporation, if the Covered Person shall be adjudged to be liable to the Corporation by a court or arbitrator having jurisdiction over the matter, (ii) in the case of a Proceeding initiated by or on behalf of the Covered Person against the Corporation or another Covered Person in his or her Official Capacity (other than a Proceeding asserting a Covered Person’s rights under this Article VI in which the Covered Person is successful), which Proceeding was not authorized by the Board of Directors, (iii) to the extent such indemnification would violate applicable law, or (iv) in respect of Losses arising from the purchase and sale by the Covered Person of securities in violation of Section 16(b) of the Exchange Act.

Section 6.02. ADVANCEMENT OF EXPENSES. The Corporation shall pay or reimburse Expenses incurred in connection with a Proceeding by a Covered Person to the extent acting in his or her Official Capacity in advance of a final disposition of the Proceeding (an “Advancement of Expenses”); provided, however, that (i) such Advancement of Expenses shall be made (without further inquiry by the Corporation) upon and only upon delivery to the Corporation of (A) a written affirmation by the Covered Person of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation under the MGCL has been met and (B) a written undertaking by or on behalf of the Covered Person to repay any Advancement of Expenses if it ultimately shall be determined by a final, nonappealable judicial decision that the Covered Person has not met the applicable standard of conduct necessary for indemnification under the MGCL, and (ii) the Corporation’s obligation in respect of the Advancement of Expenses in connection with a criminal Proceeding in which the Covered Person is a defendant shall terminate at such time as he or she (A) pleads guilty or (B) is convicted after trial and such conviction becomes final and no longer subject to appeal. Any such undertaking shall be an unlimited, non-interest bearing general obligation of the Covered Person but need not be secured and shall be accepted by the Corporation without reference to the financial ability of the Covered Person to make repayment.

Section 6.03. INDEMNIFICATION PROCEDURES.

(a) Notices of Claims. Promptly upon being served with or receiving a summons, citation, subpoena, complaint, indictment, information, or other notice that may result in a Proceeding in respect of which a Covered Person may seek indemnification or Advancement of Expenses pursuant to this Article VI, the Covered Person shall notify the Corporation’s Senior Vice President and General Counsel in writing (a “Claim Notice”) and shall provide the Senior Vice President and General Counsel with copies of any such summons, citation, subpoena, complaint, indictment, information, or other notice; provided, however, that the failure to deliver a Claim Notice on a timely basis or to provide copies of such materials in accordance with this Section 6.03 shall not constitute a waiver of the Covered Person’s rights under this Article VI, except to the extent that such failure or delay (i) causes the amounts paid or to be paid by the Corporation to be greater than they otherwise would have been, (ii) adversely affects the Corporation’s ability to obtain for itself or the Covered Person coverage or proceeds under any insurance policy available to the Corporation or the Covered Person, including any policy in respect of director and officer liability insurance, or (iii) otherwise results in prejudice to the Corporation.

(b) Assumption of Defense. Upon receipt of a Claim Notice, the Corporation shall be entitled to assume the defense and control of any Proceeding by a third party against the Covered Person by providing written notice to the Covered Person of the assumption of the defense of the underlying claims within 15 days of receipt of the Claim Notice. If the Corporation elects to assume the defense of a Proceeding in accordance with this Section 6.03(b), the Corporation no longer will be responsible for any legal or related expenses incurred by the Covered Person in connection with the defense of the underlying Proceeding; provided, however, that (i) the Covered Person shall have the right, at his or her own expense, to employ his or her own counsel who shall be entitled to participate in the Proceeding and (ii) if in the written opinion of counsel to the Covered Person a conflict of interest exists in respect of the underlying Proceeding between the Corporation and the Covered Person or between the Covered Person and any other person party to the underlying Proceeding, the Covered Person shall have the right to employ separate counsel reasonably satisfactory to the Corporation to represent the Covered Person and in such event the reasonable fees and expenses of such separate counsel shall be paid by the Corporation.

(c) Subrogation. As a condition to the rights and benefits available to Covered Persons under this Article VI, (i) in the event the Corporation makes any payment to or for the benefit of a Covered Person pursuant to this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Covered Person, and (ii) Covered Persons seeking indemnification or Advancement of Expenses shall execute all documents and agreements and take all actions necessary to secure the rights and obtain the benefits of the Corporation pursuant to this Section 6.03(c), including all documents as may be necessary to enable the Corporation to bring suit to enforce all such rights and obtain such benefits.

Section 6.04. GENERAL. For purposes of this Article VI, (i) “Expenses” means reasonable out-of-pocket expenses, costs, charges and fees, including reasonable attorneys’ fees and expenses, court costs, reasonable fees and expenses of experts and witnesses and reasonable travel expenses, and (ii) “Losses” means Expenses, liabilities, damages, obligations, penalties, claims or losses.

Subject to the provisions of applicable law, including the MGCL, the Board of Directors, by resolution, may authorize one or more officers of the Corporation to act for and on behalf of the Corporation in all matters relating to indemnification and Advancement of Expenses as contemplated by this Article VI within any such limits as may be specified from time to time by the Board of Directors.

The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights that the Covered Person may have or hereafter acquire under any statute, provision of the Charter of the Corporation, these Bylaws, agreement, vote of the stockholders or disinterested directors or otherwise. The indemnification and Advancement of Expenses available to Covered Persons under this Article VI shall continue as to each Covered Person after he or she has ceased to serve in an Official Capacity in respect of any action or failure to act during the course of such service, and shall inure to the benefit of each Covered Person’s heirs, executors, administrators, conservators and guardians.

The rights and benefits provided to Covered Persons under this Article VI shall accrue for the benefit of each Covered Person at such time as he or she commences service in an Official Capacity. Repeal or modification of this Article VI or the relevant provisions of applicable law, including the MGCL, shall not affect adversely any rights to indemnification or Advancement of Expenses contemplated by this Article VI prior to such repeal or modification, whether or not a Proceeding was pending as of such repeal or modification, or any obligations then existing, in respect of any actions taken or failure to take action, any facts then or theretofore existing or any Proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such actions, failure to take action or facts.

ARTICLE VII

SUNDRY PROVISIONS

Section 7.01. SEAL. The corporate seal of the Corporation shall bear the name of the Corporation and the words “Incorporated 1994 Maryland” and “Corporate Seal.”

Section 7.02. VOTING OF STOCK IN OTHER CORPORATIONS. Any shares of stock in other corporations or associations, which may from time to time be held by the Corporation, may be represented and voted at any of the stockholders’ meetings thereof by the Chairman of the Board or President of the Corporation or by any other person to whom the Chairman of the Board or President of the Corporation may delegate such authority. The Board of Directors, however, may by resolution or delegation appoint some other person or persons to vote such shares, in which case such person or persons shall be entitled to vote such shares upon the production of a certified copy of such resolution or delegation.

Section 7.03. AMENDMENTS. The Board of Directors shall have the exclusive power, at any regular or special meeting thereof, to make and adopt new Bylaws, or to amend, alter, or repeal any Bylaws of the Corporation, provided such revisions are not inconsistent with the Charter or statute.